Exhibit 99.1

Contacts:
Lippert/Heilshorn & Associates	Quidel Corporation
Ina McGuinness	Paul E. Landers
Bruce Voss	Senior Vice President & CFO
(310) 691-7100	(858) 552-7962

QUIDEL REPORTS THIRD QUARTER REVENUE AND MARGIN GAINS

Restructuring largely completed, early indications of strong influenza season

SAN DIEGO, Calif. (October 29, 2003) – Quidel Corporation (NASDAQ: QDEL), a leading provider of rapid point-of-care (POC) diagnostic tests, today reported financial results for the three and nine months ended September 30, 2003.

Total revenues for the third quarter of 2003 rose 28% to $18.6 million, from $14.5 million in the third quarter of 2002.  The net loss for the third quarter of 2003 on a generally accepted accounting principles (GAAP) basis, which includes a $1.4 million charge ($0.8 million, net of tax) as part of the Company’s previously announced restructuring, was $0.5 million, or $0.02 per share on a diluted basis.  The net earnings for the 2003 third quarter on a pro forma basis, which excludes the restructuring charge, was $0.3 million, or $0.01 per share on a diluted basis.  This compares with a net loss of $1.3 million, or $0.05 per share, for the third quarter of 2002.

The gross margin on net sales for the third quarter of 2003 was 50%, up from a gross margin of 43% in the third quarter of 2002, primarily attributable to higher sales volumes, product mix and production efficiencies.  Operating expenses for the third quarter of 2003 totaled $10.2 million, compared with $8.5 million for the third quarter of 2002.  The increase in expenses reflects restructuring costs of $1.4 million and research and development expansion activities associated with Quidel’s LTF™ (layered thin film) technology.

The Company reported cash and cash equivalents at September 30, 2003 of $15.8 million, up approximately $12.9 million from cash and cash equivalents at December 31, 2002.

“We are very pleased to see this quarter benefit from continued keen attention to controlling all aspects of our operations as well as the restructuring initiative, which was largely completed in the third quarter, including the representation of our products by new distributors in Germany and Italy,” said, S. Wayne Kay, Quidel’s president and chief executive officer.

As previously announced, the restructuring is projected to reduce operating costs by approximately $3.0 million in 2003 and $5.3 million on an annualized basis thereafter, with the net pre-tax benefit of the restructuring in 2003 estimated to be approximately $0.7 million.

Commenting on Quidel’s financial guidance for the remainder of 2003, Kay stated, “As we enter our seasonally strongest sales quarter with early indications of a strong season for our influenza product both in the U.S. and in Japan, we are reiterating previously stated 2003 financial guidance of revenue growth of 17% for the year to approximately $87 million.  Coupled with the benefit of tight cost controls, the progress made on the supply chain initiative and the benefits of our restructuring plan, we are well positioned to reap the rewards of our efforts with 2003 gross margins of approximately 54%, up 500 basis points from 2002 and net earnings per share on a diluted basis of $0.16, up from $0.04 per share in 2002.”

In addition, Quidel reiterated guidance for 2004 revenues of approximately $100 million, representing an approximate 15% year-over-year increase, and for 2004 net earnings of $0.38 to $0.41 per share on a diluted basis.

Year-to-Date Financial Results

Total revenues for the nine months ended September 30, 2003 were $61.9 million, up 16% from $53.5 million for the nine months ended September 30, 2002.  The gross margin on net sales for the period was 51%, compared with 48% in the first nine months of last year.

On a GAAP basis, year-to-date 2003 net earnings were $0.8 million, or $0.03 per share on a diluted basis.  On a pro forma basis (excluding $1.3 million of restructuring costs, net of taxes), year-to-date 2003 net earnings were $2.2 million, or $0.07 per share on a diluted basis.  This compares with net earnings of $0.3 million, or $0.01 per share on a diluted basis, for the comparable 2002 period.

Disclosure of Pro Forma Information

Quidel reports its financial results in accordance with GAAP and additionally on a non-GAAP basis referred to as pro forma. These pro forma measures are not in accordance with, nor are they a substitute for, GAAP measures and may not be consistent with the presentation used by other companies.  Quidel uses the pro forma financial measures to evaluate and manage the Company’s operations.  Quidel is providing this information to investors and analysts to facilitate the performance of additional financial analysis, because it is consistent with the financial models and estimates published by securities analysts who follow the Company, and because Quidel’s management also evaluates the Company’s performance on this basis.  See the attached reconciliation of pro forma net earnings, which quantifies the amount excluded from pro forma basis results.

Conference Call Information

Quidel management will host a conference call to discuss third quarter and nine month financial results today, Wednesday, October 29, 2003 beginning at 5:00 p.m. Eastern Standard Time (2:00 p.m. Pacific Standard Time). To participate in the call by telephone, please dial (888) 803-7396 from the U.S., or (706) 634-1052 from outside the U.S. and enter reservation number 3186368.  To listen to the conference call via the Internet as well as to view the third quarter 2003 conference call remarks, go to http://www.quidel.com/InvestorInfo.php.   A replay of the call will be available on Quidel’s Web site for 14 days.  A telephone replay will be available for 48 hours by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation number 3186368.

About Quidel

Quidel Corporation is a global company dedicated to helping women and their families live healthy lives through the discovery, development, manufacture and marketing of rapid point-of-care (POC) diagnostic tests.  These tests detect medical conditions and illnesses associated with women’s health in areas such as reproduction and diseases of the elderly.  Quidel also provides POC diagnostic tests for infectious diseases, including influenza  A/B, Strep throat, H. pylori infection, Chlamydia, infectious mononucleosis and infectious vaginitis.  Quidel’s diagnostic tests provide information that results in rapid treatment, improved health outcomes, lowered costs and increased patient satisfaction.  Quidel’s products are sold for use in physician offices, clinical laboratories and pharmacies, and to consumers through organizations that provide private label products.  For more information visit www.quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risk and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed.  Differences in operating results may arise as a result of a number of factors including, without limitation, seasonality, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (“FDA”), intellectual property, product liability, environmental or other litigation, and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘might,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘estimate’’ and similar words, although some forward-looking statements are expressed differently. The risks described under ‘‘Risk Factors’’ in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision of the forward-looking statements.

[Tables to follow]

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
	(unaudited)
Net sales	$18,313	$14,126	$60,573	$52,253
Research contract, license and royalty income	306	382	1,319	1,256
Total revenues	18,619	14,508	61,892	53,509

Cost of sales	9,158	8,019	29,571	27,381
Research and development	1,901	1,644	6,239	4,747
Sales and marketing	4,343	4,366	13,283	12,171
General and administrative	2,027	1,992	7,240	6,494
Restructuring	1,376	—	2,208	—
Amortization of intangibles	519	483	1,539	1,460
Total costs and expenses	19,324	16,504	60,080	52,253
Earnings (loss) from operations	(705)	(1,996)	1,812	1,256
Interest expense	224	238	743	722
Interest income	(37)	(3)	(70)	(9)
Other, net	(103)	(86)	(264)	(251)
Total other (income) expense	84	149	409	462
Earnings (loss) before income taxes	(789)	(2,145)	1,403	794
Income tax (benefit) expense	(308)	(811)	561	504
Net earnings (loss)	$(481)	$(1,334)	$842	$290

Earnings (loss) per share before income taxes - basic	$(0.03)	$(0.07)	$0.05	$0.03
Earnings (loss) per share before income taxes - diluted	$(0.03)	$(0.07)	$0.05	$0.03

Net earnings (loss) per share - basic	$(0.02)	$(0.05)	$0.03	$0.01
Net earnings (loss) per share - diluted	$(0.02)	$(0.05)	$0.03	$0.01

Weighted shares used in basic per share calculation	29,125	28,850	29,011	28,802
Weighted shares used in diluted per share calculation	29,125	28,850	29,955	29,912

Gross profit as a% of net sales	50%	43%	51%	48%
Research and development as a% of net sales	10%	12%	10%	9%
Sales and marketing as a% of net sales	24%	31%	22%	23%
General and administrative as a% of net sales	11%	14%	12%	12%

Condensed balance sheet data (in thousands):

	9/30/03	12/31/02
	(unaudited)	(audited)
Cash and cash equivalents	$15,788	$2,910
Working capital	30,158	24,002
Total assets	86,866	82,593
Long term obligations	11,308	11,438
Stockholders’ equity	65,103	62,757

QUIDEL CORPORATION

Pro Forma Net Earnings Information

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
	(unaudited)

Pro forma net earnings, excluding restructuring costs
Net earnings (loss), as reported	$(481)	$(1,334)	$842	$290
Add: Restructuring costs	1,376	—	2,208	—
Less: Income tax benefit of restructuring costs	(550)	—	(883)	—
Restructuring costs, net of tax	826	—	1,325	—
Pro forma net earnings	$345	$(1,334)	$2,167	$290

Pro forma net earnings per share - basic	$0.01	$(0.05)	$0.07	$0.01
Pro forma net earnings per share - diluted	$0.01	$(0.05)	$0.07	$0.01

Weighted shares used in basic per share calculation	29,125	28,850	29,011	28,802
Weighted shares used in diluted per share calculation	30,863	28,850	29,955	29,912